Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Wins $2.0 Million in Orders for
Two Market-Leading Ultrasonic Coating Solutions

•	Sold highest value machine to date for approximately $1.6 million; solution to be used in precision semiconductor manufacturing process
•	Company also announces preliminary revenue expectations for the first nine months of fiscal 2019 of approximately $8.6 million to $9.0 million, up 5% to 10% over prior-year period
•	Backlog at third quarter end expected to exceed historic record

MILTON, N.Y., November 29, 2018 – Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, announced that it received two orders totaling approximately $2.0 million from its Medical and Microelectronic/Electronics markets.

The award from its Microelectronic/Electronics market customer was the Company’s highest value single ultrasonic coating machine order to date. Valued at approximately $1.6 million, the equipment will be delivered by the end of fiscal year 2020, which concludes February 28, 2020, and revenue will be recognized at various stages during the year. The solution is a highly sophisticated ultrasonic coating machine for a European manufacturer of equipment used in precision fabrication of semiconductor wafers. The second order was from a European medical devices company that is expanding operations in its Caribbean manufacturing facility. The ultrasonic coating solution is valued at approximately $0.4 million and is expected to be delivered in the second quarter of fiscal 2020.

Dr. Christopher L. Coccio, Chairman and CEO noted, “These awards validate the value of our coatings applications expertise in these industries and our ability to custom design thin coating solutions for our customers. We believe the recognition of our superior thin coating solutions is gaining greater traction over traditional coating techniques in the microelectronics and medical markets, as well as the many other markets we serve.”

The Company also announced preliminary unaudited revenue for the first nine months of fiscal 2019, which ends November 30, 2018. Revenue is expected to be approximately $8.6 million to
$9.0 million, representing an increase of between 5% and 10% compared with the prior-year period. Preliminary results are subject to change pending review by the Company’s independent accountants.

Dr. Coccio added, “These two orders and the recently announced wins in the fuel cell market will drive our backlog to a record level for the third quarter of fiscal 2019, fostering strong prospects for fiscal 2020. As we advance our strategy to expand the use of ultrasonic coating as a preferred coating solution in our targeted markets, we are investing in people and research to capture a larger addressable market. Given the numerous opportunities we are addressing and investments for these new project wins, we expect costs and cash consumption to increase ahead of revenue growth over the next several quarters.”

The Company expects to release its full third quarter fiscal 2019 financial results in mid-January 2019.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit
www.sono-tek.com.

Safe Harbor Statement
This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products and paid coating services; adequacy of financing; capacity additions; the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the electronics, medical and alternative energy markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly revenues within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley	Deborah K. Pawlowski
Chief Financial Officer	Investor Relations
Sono-Tek Corporation	(716) 843-3908
info@sono-tek.com	dpawlowski@keiadvisors.com

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